Exhibit 2.2

OPTION AGREEMENT
RELATING TO
PARTNERSHIP INTEREST
IN
IROQUOIS GAS TRANSMISSION SYSTEM, L.P.
 A DELAWARE LIMITED PARTNERSHIP
by and between
TRANSCANADA IROQUOIS LTD.
and
TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP

MAY 3, 2017

OPTION AGREEMENT

THIS OPTION AGREEMENT (this "Agreement") is executed as of this 3rd day of May, 2017, by and between TRANSCANADA IROQUOIS LTD., a Delaware corporation ("TCIL") and TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer"). TCIL and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WITNESSETH:

WHEREAS, simultaneously with the execution of this Agreement, TCIL, TCPL Northeast Ltd. ("TCPL"), and Buyer are entering into that certain Agreement for Purchase and Sale of Partnership Interest in Iroquois Gas Transmission System, L.P. dated as of the date hereof (the "Purchase Agreement"), pursuant to which Buyer will, subject to the fulfilment or waiver of certain conditions, acquire a 49.34% partnership interest in Iroquois Gas Transmission System, L.P., a Delaware limited partnership ("Iroquois"), comprising the entire 21% limited partner interest held by TCPL, the entire 25% general partner interest held by TCIL, and a 3.34% limited partner interest held by TCIL;

WHEREAS, TCIL will retain a 0.66% limited partner interest in Iroquois (the "Option Interest"); and

WHEREAS, the Parties desire to set forth in this Agreement certain rights and obligations relating to the Option Interest.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

ARTICLE I
 OPTION
Section 1.1 Grant of Option.
(a) Upon the Closing, Buyer shall pay $1,000 (the "Option Consideration") to TCIL.
(b) TCIL hereby grants to Buyer the right to purchase the Option Interest at the Exercise Price (defined below), on the terms and subject to the conditions set forth herein.
(c) The "Exercise Price" means an amount in cash equal to the Agreed Fair Market Value minus the Option Consideration and minus 0.66% of the outstanding debt of Iroquois as of the Option Closing. The "Agreed Fair Market Value" means the Annual EBITDA multiplied by 0.0066 multiplied by 10.927.  The "Annual EBITDA" means Iroquois' earnings before interest, income taxes, depreciation and amortization (calculated in a manner consistent with past practices) for the most recent complete fiscal year for which information is available prior to the date on which the Written Notice (as defined below) is delivered to TCIL.

Section 1.2 Exercise of Option.  If Buyer wishes to exercise the option granted in Section 1.1, Buyer shall, within the Exercise Period (as defined below), deliver to TCIL written notice of its election to exercise such option (the "Written Notice"). The "Exercise Period" means the period beginning from and after 366 days after the Closing and ending on the date that is 30 days after the first anniversary of the Closing.
Section 1.3 Conditions to Option Closing.  The respective obligations of each Party to effect the transactions contemplated hereby to occur at the Option Closing shall be subject to the fulfillment, or the waiver by both Parties, of the following conditions precedent:
(a)	expiry or termination of the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby;
(b)
receipt of the consent of TCIL and the other parties to the Iroquois Partnership Agreement from time to time, if the transfer of the Option Interest as contemplated hereby would cause (i) a termination of the partnership for federal tax purposes pursuant to Section 708(b)(1)(B) of the Code, or (ii) a breach of the Iroquois Partnership Agreement, in which case the consent shall include an express waiver of such breach;

(c)	receipt of any third party consent required to the transfer of the Option Interest as contemplated hereby;
(d)
subject to matters disclosed in the Schedules to the Purchase Agreement, the Fundamental Representations and the representation and warranties set forth in Section 2.01 (Organization and Qualification), 2.03 (No Conflict; Required Filings and Consents), 3.01 (Organization and Qualification of Buyer) and 3.03 (No Conflict; Required Filings and Consents Applicable to Buyer) (each such Section reference corresponding to the Section reference in the Purchase Agreement) being true and correct in all material respects with respect to the Option Interest (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of the Option Closing as if made on and as of the Option Closing (except to the extent that reference to the "Sellers" shall be deemed to refer to TCIL and not to TCPL and references to Iroquois Interest shall be deemed to refer to Option Interest); provided, that this condition may be waived only by the Party to which the Fundamental Representation is made; and

(e)
each Party having delivered all of the items required to be delivered by such Party as described in Section 1.5; provided, that this condition may be waived in respect of any item only by the Party with the right to require delivery of such item.

Section 1.4 Option Closing.
(a) Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Option Closing") shall take place at the Houston offices of Vinson & Elkins L.L.P., at 10:00 a.m., local time, on the third Business Day following the date on which Buyer's notice of exercise is delivered to TCIL in accordance with Section 1.2, or, if later, the date on which all of the conditions to each Party's obligations hereunder have been satisfied or waived, or at such other place or time as the Parties may agree. The Option Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern time on the date the Option Closing occurs.
(b) At the Option Closing, TCIL shall sell, assign and deliver to Buyer, and Buyer shall purchase and accept from TCIL, the Option Interest.
Section 1.5 Deliveries on Option Closing.  At the Option Closing:
(a)
each Party shall deliver or cause to be delivered to the other Party a duly executed assignment and assumption agreement in respect of the Option Interest, in substantially the form of the Assignment and Assumption Agreement;

(b)	TCIL shall deliver or cause to be delivered to Buyer a properly completed and executed certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2);
(c)	TCIL shall deliver or cause to be delivered to Buyer a properly completed and executed Internal Revenue Service Form W-9;
(d)
TCIL shall deliver evidence satisfactory to the Buyer acting reasonably of the receipt of the consents, authorizations, approvals, notices, filings and registrations described on Schedule 2.03(b) or Schedule 2.12(b), to the extent applicable to the transactions contemplated by this Agreement;

(e)	TCIL shall deliver a certificate, dated as of the Option Closing and signed by a duly authorized officer of TCIL, certifying that the conditions set forth in Section 1.3 have been satisfied;
(f)
 TCIL shall deliver a certificate of the secretary or assistant secretary of TCIL, dated as of the Option Closing: (A) (1) certifying as to and attaching the resolutions adopted by TCIL authorizing the transactions contemplated by this Agreement, and (2) attaching a certificate of good standing (or equivalent certificate) of TCIL, issued within 15 days prior to the Option Closing by the Secretary of State (or equivalent Governmental Authority) of TCIL's jurisdiction of organization; and (B) certifying as to the authorization of the officers of TCIL executing documents in connection with the he transactions contemplated by this Agreement; and

(g)	Buyer shall pay the Exercise Price to TCIL in cash, by wire transfer in accordance with wiring instructions provided by TCIL.

Section 1.6 Indemnification.  The Fundamental Representations, the representation and warranties set forth in Section 2.01 (Organization and Qualification), 2.03 (No Conflict; Required Filings and Consents), 3.01 (Organization and Qualification of Buyer) and 3.03 (No Conflict; Required Filings and Consents Applicable to Buyer) (each such Section reference corresponding to the Section reference in the Purchase Agreement) and the indemnification obligations set forth in Article VI of the Purchase Agreement for breaches thereof shall apply mutatis mutandis with respect to the Option Interest from and after the Option Closing (subject to the limitations and other provisions set forth in Article VI of the Purchase Agreement, including matters disclosed in the Schedules to the Purchase Agreement and matters disclosed pursuant to Section 2.5 hereof). For purposes of such indemnification, limitations of liability by reference to any dollar amount shall be deemed to refer to a proportionate dollar amount (being the proportion the Exercise Price bears to the Purchase Price).
ARTICLE II
 INTERIM COVENANTS
Section 2.1 Certain Restrictions.  During the term of this Agreement, without the prior written consent of Buyer, TCIL will not, directly or indirectly: (i) sell, exchange, lend, transfer, assign, offer, pledge, or otherwise dispose of all or any portion of the Option Interest; (ii) sell or grant any option, right, warrant or contract to purchase or sell all or any portion of the Option Interest; or (iii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Option Interest.
Section 2.2 Voting Agreement.  During the term of this Agreement, at any time at which a vote of the partners or management committee of Iroquois occurs, TCIL shall vote, or cause to be voted, the Option Interest in such manner as directed by Buyer.
Section 2.3 Expenses.  Except as otherwise provided in this Agreement, Buyer and TCIL shall be solely responsible for their respective expenses and costs incurred in connection with the execution and performance of this Agreement and the transactions contemplated hereby.
Section 2.4 HSR Act.  If Buyer delivers a valid notice under Section 1.2 to purchase the Option Interest as contemplated herein, then:
(a)
TCIL and Buyer shall make all filings and notifications with all Governmental Authorities, if any, that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated under this Agreement; and

(b)
Without prejudice to the generality of the foregoing clause (a), TCIL and Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement as promptly as practicable.  The Parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(c)	Buyer and TCIL shall equally share the filing fees and associated costs, including legal fees, in connection with the foregoing provisions of this Section 2.4.
Section 2.5 Schedule Updates.  If Buyer delivers a valid notice under Section 1.2 to purchase the Option Interest as contemplated herein, then each Party shall from time to time, prior to the Option Closing, notify the other Party of any matter arising after the date hereof that would constitute a breach of any Fundamental Representation made by the notifying Party.  If the non-notifying Party waives such breach of Fundamental Representation under Section 1.3(c) and the Option Closing occurs, such notice will be effective to cure and correct for all purposes such breach.
ARTICLE III
TERMINATION
Section 3.1 Termination.  This Agreement shall terminate automatically upon:
(a)	Option Closing;
(b)	the expiration of the Exercise Period without the delivery by Buyer of a valid notice under Section 1.2;
(c)	the termination of the Purchase Agreement in accordance with its terms.
Section 3.2 Effect of Termination.  If this Agreement is terminated in accordance with this Article III, all further obligations of the Parties hereunder shall terminate, the transactions contemplated hereby shall be abandoned without further action by any Party, and there shall be no obligation of or liability under this Agreement to any Party, or their respective shareholders, directors, officers, employees, representatives or agents; provided, that, in the event of a termination pursuant to Section 3.1(a), the indemnification obligations in Section 1.6 shall survive termination. In no event shall the termination of this Agreement require TCIL to reimburse the Option Consideration.

ARTICLE IV
MISCELLANEOUS
The following provisions of the Purchase Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Agreement. In each case, reference to the Parties shall be deemed to refer to TCIL and Buyer but not to TCPL, and references to Closing shall be deemed to refer to the Option Closing: Section 9.01 (Modification); Section 9.02 (Notices); Section 9.04 (Successors and Assigns); Section 9.05 (Press Releases); Section 9.06 (Assignment); Section 9.07 (Severability); Section 9.08 (Captions; Article and Section Reference); Section 9.09 (Choice of Law); Section 9.10 (Counterparts); Section 9.11 (Waiver); Section 9.12 (Construction); Section 9.13 (Incorporation of Exhibits, Schedules and Appendices); Section 9.14 (No Third-Party Beneficiaries); Section 9.15 (No Consequential or Punitive Damages); Section 9.16 (Time of Essence); and Section 9.17 (Defined Terms). Notwithstanding the foregoing, to the extent of any conflict between the Purchase Agreement and this Agreement, the provisions of this Agreement shall prevail. This Agreement and all other documents executed and delivered by the Parties pursuant hereto (or as contemplated hereby) contains the entire understanding of the Parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants or agreements other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the day and year first above written.

TRANSCANADA IROQUOIS LTD.

By: /s/Jasmin Bertovic
Name: Jasmin Bertovic
Title: Vice President

By: /s/James R. Eckert
Name: James R. Eckert
Title: Vice President, Commercial East

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP by TC PipeLines GP, Inc., its General Partner

By: /s/Janine M. Watson
Name: Janine M. Watson
Title: Vice President and General Manager

By: /s/Jon Dobson
Name: Jon Dobson
Title: Corporate Secretary